Exhibit 99.1

Intelligent Bio Solutions Inc. Announces Preliminary Unaudited Fiscal Second Quarter and Six-Month Revenue Results

- Year-over-year unaudited revenue increased 114% for the fiscal second quarter and 337% for the six months ended December 31, 2023 -

NEW YORK, February 02, 2024 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced preliminary unaudited revenue results for fiscal Second Quarter and six months ended December 31, 2023. The Company expects approximate unaudited revenue of $1.56 million for the six months ended December 31, 2023, representing a significant increase of 337% compared to the same period the prior year, and approximate unaudited revenue of $0.76 million for the second fiscal quarter ended December 31, 2023, representing an increase of 114% compared to the same period the prior year.

Spiro Sakiris, Chief Financial Officer at Intelligent Bio Solutions, commented, “Our Q2 and six-month results are very encouraging, showing strong growth compared to 2022 as we continued our focus on penetrating target markets.”

INBS further expects a 30% rise in cartridge sales and a 91% rise in reader sales for the six months ended December 31, 2023, compared to the six months ended December 31, 2022.

“Our product sales are steadily on the rise due to a growing awareness of our drug screening solution, entry into new markets and expansion of our global footprint. Last year, we expanded into New Zealand, and we anticipate further market expansion throughout Asia-Pacific this year,” said Harry Simeonidis, President and Chief Executive Officer at Intelligent Bio Solutions. “Our revenue growth numbers are indicative of an increasing need for an efficient drug screening solution that reduces risk, saves costs, and promotes productivity. We aim to maintain this upward trajectory throughout 2024.”

The preliminary unaudited revenue results for the fiscal second quarter and the six months ended December 31, 2023, are based on information available to management as of the date of this press release and are, therefore, subject to adjustments based on the Company’s completion of its quarter-end financial close process. The Company expects to disclose financial results for the fiscal second quarter and six months ended December 31, 2023, in its upcoming Quarterly Report on Form 10-Q, expected to be filed with the Securities and Exchange Commission during the week commencing February 5, 2024.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including” believes,”“ estimates,”“ anticipates,”“ expects,”“ plans,”“ projects,”“ intends,”“ potential,”“ may,”“ could,”“ might,”“ will,”“ should,”“ approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

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Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

+44 (0)7791 720460